SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IGNIS PETROLEUM GROUP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Crescent Court, 7th Floor
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. local time on Wednesday, November 29, 2006

Place	Ignis Petroleum Group, Inc. 100 Crescent Court, 7th Floor Dallas, Texas 75201

Items of Business
(1) To elect directors;
(2) To ratify the selection of De Meo, Young, McGrath CPA, LLP as our independent registered public accounting firm for the year ending June 30, 2007; and
(3) To consider such other business as may properly come before the meeting

Adjournments and Postponements
Any action on the items of business described above may be considered at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a shareholder of our common stock at the close of business on October 6, 2006.

Voting
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section titled "Questions and Answers" in this proxy statement and the instructions on the proxy or voting instruction card.

Please advise our transfer agent, Empire Stock Transfer Inc., 2470 St. Rose Parkway, Suite 304, Henderson, Nevada 89704, of any change in your address.

By Order of the Board of Directors,

/s/ Michael P. Piazza

Michael P. Piazza
President and Chief Executive Officer

This notice of annual meeting and proxy statement and proxy card are being distributed on or about November 6, 2006.

100 Crescent Court, 7th Floor, Dallas, Texas 75201
214-459-8188

To our Stockholders:

On behalf of the board of directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of Ignis Petroleum Group, Inc. on Wednesday, November 29, 2006 in Dallas, Texas.

At the meeting, in addition to the formal items of business to be brought before the meeting, members of management will report on the company’s operations and respond to stockholder questions.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible regardless of whether or not you plan to attend the annual meeting. A return envelope for your proxy card is enclosed for your convenience. Voting now by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your continued support of Ignis Petroleum Group, Inc. We look forward to seeing you at the meeting on November 29.

Sincerely,

/s/ Michael P. Piazza

Michael P. Piazza
President and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this proxy statement?

Because you are a stockholder of Ignis Petroleum Group, Inc. as of the record date and entitled to vote at the 2006 Annual Meeting of Stockholders, our board of directors is soliciting your proxy to vote at the meeting.

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and form of proxy were first mailed to stockholders on or about November 6, 2006.

What am I voting on?

You are voting on two items:

•	Election of four directors for a term of one year.
•	Ratification of the selection of De Meo, Young, McGrath CPA, LLP as our independent registered public accounting firm for the year ending June 30, 2007.

What are the voting recommendations of the board of directors?

•	The board recommends a vote FOR each of the director nominees.
•	The board recommends a vote FOR ratification of the selection of De Meo, Young, McGrath CPA, LLP as our independent registered public accounting firm for the year ending June 30, 2007.

Will any other matters be voted on?

We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Michael P. Piazza, our President and Chief Executive Officer, and Patty Dickerson, our Vice President - External Affairs, our Proxy Committee, to vote on such matters at their discretion.

Who is entitled to vote?

Stockholders of record as of the close of business on October 6, 2006 (the record date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Empire Stock Transfer Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting, unless you bring with you a legal proxy from the stockholder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How do I vote?

If you are a stockholder of record, there are two ways to vote:
•	By completing and mailing your proxy card; or
•	By written ballot at the meeting.

If you return your proxy card, but you do not indicate your voting preferences, the Proxy Committee will vote your shares affirmatively.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you should follow the voting directions provided by your broker or nominee. If you provide specific voting instructions, your shares should be voted by your broker or nominee as you have directed.

We will distribute written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker to vote at the meeting.

Is my vote confidential?

Yes. It is our policy that all proxies, ballots, and vote tabulations that identify the vote of a stockholder will be kept confidential from us and our directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against us or to assert a claim by us, and when written comments by a stockholder appear on a proxy card or other voting material.

Who counts the votes?

We will appoint one or more persons as inspector(s) of election for the meeting who will count the votes cast.

What is the quorum requirement of the meeting?

Two persons holding outstanding shares determined on October 6, 2006, represented in person or by proxy at the meeting constitutes a quorum for voting on items at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On October 6, 2006, there were 50,288,589 shares outstanding.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. In general, the broker or nominee would have the discretion to vote these shares. Should there be any “broker non-votes,” they will be counted as shares that are present in determining the presence or absence of a quorum.

What vote is required to approve each proposal?

In the election of directors, each nominee must receive a plurality of “FOR” votes cast to be elected. The affirmative vote of a majority of the shares voted, either in person or by proxy, at the annual meeting is needed to approve the ratification of the appointment of De Meo, Young, McGrath CPA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007. Abstentions and broker non-votes will not have any effect on the outcome of the vote on these matters.

What does it mean if I get more than one proxy card?

It means your shares are in more than one account. You should vote the shares on all of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Empire Stock Transfer Inc., by phone (702/818-5898) or by mail to 2470 St. Rose Parkway, Suite 304, Henderson, Nevada 89704.

What if I want to change my vote?

You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by:

•	Filing a written notice of revocation, bearing a date later than the proxy date, with our secretary at or before the meeting;
•	Properly executing a later proxy relating to the same shares; or
•	Attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to: Secretary, Ignis Petroleum Group, Inc., 100 Crescent Court, 7th Floor, Dallas, Texas 75201.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the meeting and publish final results in our quarterly report on SEC Form 10-QSB for the second quarter of 2007.

How can I receive a copy of the annual report?

We provide a free copy of our Annual Report on Form 10-KSB that includes the financial statements and schedules, but does not include the exhibits. If you would also like the report’s exhibits, we will provide copies of the exhibits. We may charge a reasonable fee for providing these exhibits.

In order to receive this report, you must request a report in writing and mail the request to Ignis Petroleum Group, Inc., Crescent Court, 7th Floor, Dallas, Texas 75201, Attention: Patty Dickerson, Vice President - External Affairs. In addition, information concerning obtaining our complete Form 10-KSB with exhibits and other securities filings from the Securities and Exchange Commission and our website is contained in Item 1 of the enclosed Form 10-KSB.

PROPOSAL ONE: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES

All four directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until his death or retirement or until he resigns or is removed as provided in the Bylaws. Executive officers are elected by and serve at the discretion of the board of directors. Currently there are four directors. It is the intention of the persons named in the accompanying form of proxy card to vote for the election of all four nominees listed below for election as our directors unless authority to so vote is withheld. All nominees have indicated their willingness to serve for the ensuing term. If any nominee is unable or declines to serve as a director at the date of the Annual Meeting, the persons named in the proxy card have the right to use their discretion to vote for a substitute.

The Board is responsible for supervision of the overall affairs of the Company. For the year ended June 30, 2006, the Board's business was conducted at two meetings, at each of which all four directors were in attendance, and ten times by unanimous written consent of the board of directors. The Board now consists of four directors, Michael P. Piazza, Philipp Buschmann, Geoffrey Evett and Roger A. Leopard. Our Board has two standing committees, the Compensation Committee and the Audit Committee.

Compensation Committee

Our Compensation Committee, which consists of Roger Leopard, Geoffrey Evett and Philipp Buschmann, is responsible for recommending to the Board the compensation program of our executive officers. Our Compensation Committee held two meetings in our fiscal year ending June 30, 2006, which were unanimously attended. Our Compensation Committee has no written charter.

Audit Committee

Our Audit Committee, which consists of Roger Leopard and Geoffrey Evett, is responsible for assisting the Board in fulfilling its fiduciary responsibility pertaining to our accounting policies and reporting practices. Among other duties, the Audit Committee is the Board’s principal agent in assuring the independence of our outside auditor, the integrity of management, and the adequacy of disclosures to stockholders. The board has determined that all members of the Audit Committee are “independent” under the applicable rules of the American Stock Exchange and that both committee members qualify as an “audit committee financial expert” as defined by the SEC. Our Audit Committee held two meetings in our fiscal year ending June 30, 2006, which were unanimously attended. Our Audit Committee has no written charter.

We do not have a Nominating Committee because of the limited size of our board and our limited resources. All of our directors participate in the consideration of director nominees.

Our officers and directors are:

Names:	Ages:	Titles:	Board of Directors:	Board Committee:
Philipp Buschmann	30		Director	Compensation
Patty Dickerson	60	Vice President - External Affairs
Geoffrey Evett	67		Director	Compensation, Audit
John M. Glynn	53	Senior Vice President of Development and Operations
Timothy Hart	48	Chief Financial Officer
Roger A. Leopard	64		Director	Compensation, Audit
Michael P. Piazza	49	President, Chief Executive Officer and Treasurer	Director

Philipp Buschmann joined our board of directors effective June 5, 2005. Since September 22, 2006, Mr. Buschmann has been unemployed. From May 25, 2005 to September 22, 2006, Mr. Buschmann was our Chief Operating Officer and Secretary. Since December 2004, Mr. Buschmann has been Chief Executive Officer of Ignis Petroleum Corporation, an oil and gas corporation located in Dallas, Texas, which became a subsidiary of Ignis Petroleum Group, Inc. on May 16, 2005. From November 2004 to April 2005, Mr. Buschmann was engaged in start-up activities for Ignis Petroleum Corporation. From September 2003 to November 2004, Mr. Buschmann was a management consultant with Booz Allen Hamilton located in London, United Kingdom. From July 2003 to September 2003, Mr. Buschmann was unemployed. From September 2001 to July 2003 was a student at a London Business School where he received a Master of Business Administration degree. From May 2002 to August 2002, Mr. Buschmann was a management consultant with Booz Allen Hamilton located in London, United Kingdom. From February 2001 to September 2001, Mr. Buschmann was unemployed. From August 1998 to February 2001 he was project manager for Razorfish, a corporation engaged in the business of IT consulting, located in Boston, Massachusetts.

Patty Dickerson became our Vice President of External Relations on June 19, 2006. Ms. Dickerson directs Ignis’ corporate communications, investor relations and financial and trade communications efforts. Ms. Dickerson has directed investor relations initiatives within publicly traded companies for more than twenty years. She has been instrumental in the design and implementation of investor communications programs as well as serving as liaison with analysts, brokers, stock exchanges and regulatory agencies, shareholders, institutional investors and the financial news media. Ms. Dickerson served as company spokesperson for Box Energy Corporation, a NASDAQ company, from 1970 until 1997. She created annual reports, presentations, newsletters and other material to enhance corporate visibility. Additionally, she served as corporate secretary for the company and several of its subsidiaries. Most recently, Ms. Dickerson was Principal of Energy Direct Communications, L.L.C. where she developed programs for a select client base of small and mid-cap energy companies, including Cotton Valley Resources, Aspen Energy, Teras Energy and Queen Sand Resources Corporation. Ms. Dickerson has a bachelor’s degree in government affairs from Texas Woman's University in Denton, Texas and holds a law degree from Texas Tech University in Lubbock, Texas. She has volunteered her communications services to various organizations, while serving as a Board Member for the National Audubon Society, the League of Women Voters and the March of Dimes.

Geoffrey Evett joined our board of directors on August 30, 2005. Mr. Evett is a former banker with 33 years of experience. During the past five years, Mr. Evett has acted as a finance consultant to a major property development in the Czech Republic. He has also been involved with the development of a mixed commercial development in Prague. Mr. Evett serves as Chairman of Themis MN Fund Limited, a hedge fund listed on the Dublin Stock Exchange and serves as a partner in Capital Management Solution, a fund management company. He is also an agent for Banque SCS Alliance, a Swiss bank based in Geneva.

John M. Glynn became our Senior Vice President of Development and Operations on October 16, 2006. Mr. Glynn has over thirty years of experience in the petroleum exploration and production industry. From April 2005 to October 2006, Mr. Glynn served as Vice President of Production of Nexen Petroleum USA, Inc., the Dallas-based subsidiary of publicly traded, Nexen Inc., an independent, Canadian-based global energy company. As Vice President of Production, Mr. Glynn was responsible for production optimization, field exploitation and property divestment for all the subsidiary’s producing properties. From 2002 to April 2005, Mr. Glynn served as the subsidiary’s Vice President of Engineering & Development, overseeing its petroleum engineering and development operations. From 1998 to 2002, Mr. Glynn served as Vice President of Engineering for Nexen’s predecessor, CXY Energy, Inc., during which time he was responsible for all the company’s petroleum engineering applications. Mr. Glynn holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in College Station, Texas.

Timothy Hart became our Chief Financial Officer on October 5, 2005. Since 1996, Mr. Hart has been in private practice with the accounting firm Ullman & Hart CPAs located in Fort Lauderdale, Florida. In his capacity with this firm he has performed accounting and consulting services for clients in a number of different industries, often fulfilling the internal accounting function. Between December 2005 and April 2006, Mr. Hart served as the Chief Financial Officer for Extraordinary Vacations Group, Inc. In addition, from January 2004 to May of 2005 Mr. Hart served as Chief Financial Officer of Taylor Madison Corp., a public company specializing in licensing agreements for various fragrance-related products. From 2000 to 2003 Mr. Hart served as a director of American Group, Inc., a public company specializing in custom soil mixes in Homestead, Florida in addition to fulfilling the internal accounting function. Mr. Hart, through Ullman & Hart CPAs, has provided consulting services to Ignis Petroleum Group, Inc. from February 2005 to the present.

Roger Leopard joined our board of directors on January 24, 2006. Mr. Leopard has been the President and Chief Executive Officer of Calcitech Ltd., a Switzerland-based manufacturer of synthetic calcium carbonate since February 2000 and a director since June 2001. Mr. Leopard has, among other positions, worked as an accountant for Deloitte, Assistant Treasurer for The Great Universal Stores and Vice President of Finance of the CIG Group, a computer leasing and related product marketing and service operation with diversified European operations. Mr. Leopard is a Chartered Accountant.

Michael P. Piazza joined our board of directors effective June 5, 2005. Since May 25, 2005, Mr. Piazza has been our President, Chief Executive Officer and Treasurer. From May 25, 2005 until October 5, 2005, Mr. Piazza was also our Chief Financial Officer. From March 2005 to April 2005, Mr. Piazza was unemployed. From August 2003 to February 2005 Mr. Piazza was Senior Vice President and Chief Financial Officer of Ranger Enterprises, Inc., a petroleum corporation located in Rockford, Illinois. From May 2001 to July 2003, Mr. Piazza was a principal with Elan Capital, LLC, a management and financial consulting firm located in Houston, Texas. From February 1996 to April 2001, Mr. Piazza was a senior manager with McKinsey & Company, Inc., a management consulting firm located in Houston, Texas. Mr. Piazza received a Bachelor of Science degree in engineering from the Massachusetts Institute of Technology; a Master of Science degree in engineering from the University of California at Berkeley; and a Master of Business Administration degree from the Stern School at New York University. Mr. Piazza also is a Certified Management Accountant.

In addition, we have an advisory board that provides consulting services to us. Typically, our advisors work up to five days a month, depending on our activity. Members of our advisory board are:

Joseph Gittelman is the Exploration Advisor on our advisory board. Mr. Gittelman is an industry professional with over 35 years of international experience in oil and gas exploration, development and operations. Mr. Gittelman enjoyed a 27-year career with Shell Oil Company, serving in a variety of senior technical, operational and management capacities. His leadership positions within the Shell organization included: General Manager of Geophysics, General Manager of Exploration and General Manager of Exploration Research. Mr. Gittelman also served as General Manager of Shell Western Exploration & Production from 1988 to 1994, where he was responsible for managing Shell's domestic lower 48 onshore and Alaska exploration programs. Since 1995, Mr. Gittelman has served as President of U.S.-based Danlier, Inc., a specialized consulting firm which provides services to exploration companies and institutional investors, including screening of exploration projects for technical quality, risk and hydrocarbon potential. Mr. Gittelman holds a B.S. degree in Engineering from the University of Pennsylvania, an M.S. degree in Engineering from New York University and a Ph.D. in Engineering from the University of Michigan. Mr. Gittelman receives a monthly retainer of $1,500 and is paid for his advisory services at a prorated rate of $750 per day. In addition, Mr. Gittelman received 43,750 shares of common stock upon joining the advisory board and will receive the same number of shares approximately every six months thereafter. Additionally, Mr. Gittelman is entitled to receive 7,500 stock options at an exercise price of $1.00 for every one million dollars we raise in which Mr. Gittelman assisted in the financing, subject to certain conditions.

Frederick Stein is the Operations Advisor on our advisory board. Mr. Stein is an accomplished petroleum engineer and operations manager with over 35 years experience in senior level management within Shell Oil Company and Pennzoil/Devon Energy. He developed and ran oil and gas fields both onshore and offshore in both domestic and international arenas. Over a 25 year career with Shell, his responsibilities ranged from production, reservoir, drilling and petro-physical engineering to direct management of drilling and field operations. During a 10 year tenure with Pennzoil/Devon Energy, Mr. Stein had both technical and operations management responsibilities over a variety of international projects in over a dozen countries with the largest being the Chirag/Azeri field in Azerbaijan. Mr. Stein's diverse areas of expertise include drilling and production operations management, oil and gas transportation design and negotiations. In addition, his experience encompasses reserves evaluation, reservoir performance management, well planning, facility design, and safety. Mr. Stein graduated with honors with an engineering degree from the University of Wisconsin. Mr. Stein receives a monthly retainer of $1,500 and is paid for his advisory services at a prorated rate of $750 per day. In addition, Mr. Stein received 25,000 shares of common stock upon joining the advisory board and will receive the same number of shares approximately every six months thereafter. Additionally, Mr. Stein is entitled to receive 3,000 stock options at an exercise price of $1.00 for every one million dollars we raise in which Mr. Stein assisted in the financing, subject to certain conditions.

Alexander A. Kulpecz was the initial member of our advisory board. Mr. Kulpecz is highly respected in the energy sector and has over 30 years experience gained at the highest levels within some of the world's major companies. Mr. Kulpecz began his career during the drilling boom of the 1970's with Shell Oil in their Onshore Production Division where he selected and drilled wells in the Texas, Louisiana, Mississippi, and Alabama Gulf Coast areas finding significant quantities of oil and gas. Mr. Kulpecz held the position of Executive VP and Director of Shell International Gas, Power and Coal, and he led the reorganization of the company's global E&P business. As a member of the Shell International Gas & Power Executive Committee, he was responsible for almost half of Shell's global gas and power business, actively negotiating multi-billion dollar projects (LNG, corporate acquisition, pipelines) at the Presidential, PM and Energy Ministerial levels. From 1998 to early 2000, Mr. Kulpecz held the position of President of Azurix International and Executive Director of Azurix Corporation. He is currently President of the Omega Group, a consultancy group of senior executives providing advisory and managerial support to private equity, banking and energy clients in the oil and gas industries. Mr. Kulpecz receives a monthly retainer of $1,500 and is paid for his advisory services at a prorated rate of $750 per day. In addition, Mr. Kulpecz received 59,375 shares of common stock upon joining the advisory board and will receive the same number of shares approximately every six months thereafter. Additionally, Mr. Kulpecz is entitled to receive 15,000 stock options at an exercise price of $1.00 for every one million dollars we raise in which Mr. Kulpecz assisted in the financing, subject to certain conditions.

Eric Hanlon is the mergers and acquisitions Advisor on our advisory board. He has over 15 years energy experience gained in various capacities as an executive and consultant to Fortune 100 companies. Mr. Hanlon was recently Vice President and General Manager of Strategy and Markets Analysis for Royal Dutch Shell in London. Prior to that, Mr. Hanlon served as a Principal with McKinsey & Company, Inc. where he led senior executives, in various sectors of the energy industry, on issues critical to their businesses. During his career Mr. Hanlon has led organizations on the understanding of their key markets and development of integrated corporate strategies. He has advised major oil companies on M&A activity including an assessment of the value of large integrated oil companies for the purpose of acquisition. He has also worked with private equity companies to evaluate acquisitions of and investments in energy companies and programs. Mr. Hanlon served for five years in the United States Navy as a Lieutenant aboard a nuclear-powered submarine. He holds a BA in Physics from the University of California, Berkeley and an MBA from the University of Texas at Austin where he graduated at the top of his class. Mr. Hanlon receives monthly compensation of $10,000. In addition, Mr. Hanlon received 120,000 shares of common stock in April 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 Act, as amended, requires our officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us during, and with respect to, the fiscal year ending June 30, 2006, we believe that during such fiscal year all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were in compliance with Section 16(a), except that,
•	Michael P. Piazza was late to file a Form 4;
•	Timothy Hart was late to file a Form 4;
•	Geoffrey Evett was late to file a Form 3 and a Form 4;
•	Roger A. Leopard was late to file a Form 3, which Form 3 also reported a transaction that was not timely reported on a Form 4;
•	Doug Berry, a former director, was late to file a Form 4; and
•	Petrofinanz GmbH was late to file a Form 4, which Form 4 reported three transactions that were not timely reported on a Form 4.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 6, 2006:

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percent of Class (2)

Philipp Buschmann 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	4,584,000	9.12%

Geoffrey Evett 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	55,000	*

Timothy Hart 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	10,000	*

Roger A. Leopard 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	55,000	*

Michael P. Piazza 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	1,500,000 (3)	2.95%

All Officers and Directors as a Group (5 persons)	Common Stock	6,204,000 (3)	12.22%

Newton Properties, Inc. (4) Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960	Common Stock	3,500,000	6.96%

Petrofinanz GMBH (4)(5) Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960	Common Stock	7,008,484 (5)	13.10%

*	Less than 1%.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 6, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 50,288,589 shares issued and outstanding on October 6, 2006.

(3) Includes 500,000 shares of common stock scheduled to vest and become issuable to Mr. Piazza on October 21, 2006, under the terms of his employment agreement.

(4) Voting authority for the shares of common stock owned is vested in the entity’s board of directors.

(5) Includes 3,213,333 shares of common stock issuable upon exercise of warrants held by Petrofinanz GmbH.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending June 30, 2006, 2005 and 2004 exceeded $100,000:

SUMMARY COMPENSATION TABLE
Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Fiscal Year	Annual Salary ($)	Annual Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)

Michael P. Piazza, President , Chief Executive Officer and Treasurer	2006 2005 2004	126,666 (1) 20,000 (1) 0	0 0 0	0 0 0	221,333 (1) 0

Philipp Buschmann, former Chief Operating Officer and Secretary (2)	2006 2005 2004	120,000 (2) 70,000 (2) 0	0 0 0	0 0 0	0 0 0

(1)    We entered into a written employment agreement on April 21, 2005, with Mr. Piazza which provided for an annual base salary of $120,000 per year, which salary was increased to $160,000 per year on June 1, 2006, and the issuance of up to 1,000,000 shares of our common stock per year for four (4) years, for an aggregate of up to 4,000,000 shares. The shares issuable to Mr. Piazza under the agreement are subject to vesting based upon the following schedule:

•	150,000 shares vested and were issued after three (3) months of service;
•	350,000 shares vested and were issued after six (6) months of service;
•	500,000 shares vested and were issued after twelve (12) months of service; and
•	500,000 shares will vest every six (6) months thereafter until the forty-eighth (48th) month of service.

The amount shown as the value of Mr. Piazza’s restricted stock award in the table above is based upon the fair market value of 4,000,000 shares of Ignis Petroleum Group, Inc. stock on April 21, 2005. Such 4,000,000 shares would be worth $2,120,000 if valued as of June 30, 2006. If we declare any dividends on our common stock, Mr. Piazza would only be entitled to receive dividends on the vested portion of the restricted common stock described above.

(2)    Although we had no written agreement with Mr. Buschmann, we paid him an annual salary of $120,000 in his capacity of Chief Operating Officer until September 22, 2006.

Employment Agreements

Michael P. Piazza

We have entered into an employment agreement with Michael P. Piazza to serve as our Chief Executive Officer. The agreement can be terminated by either party with one month prior written notice. Pursuant to the agreement, Mr. Piazza receives an annual salary of $120,000, which salary was increased to $160,000 per year on June 1, 2006. In addition, Mr. Piazza is entitled to receive 1,000,000 shares of our common stock per year for four (4) years, for an aggregate of up to 4,000,000 shares. The shares issuable to Mr. Piazza under the agreement are subject to vesting based upon the following schedule:

•	150,000 shares vested and were issued after three (3) months of service;
•	350,000 shares vested and were issued after six (6) months of service;
•	500,000 shares vested and were issued after twelve (12) months of service; and
•	500,000 shares will vest every six (6) months thereafter until the forty-eighth (48th) month of service.

Director Compensation

On August 15, 2005, we granted 240,000 shares of our common stock to D.B. Management, LTD., a company owned and controlled by Mr. Berry, as compensation for Mr. Berry’s service as one of our directors. Mr. Berry resigned as a director on September 22, 2005.

We have entered into agreements with Geoff Evett and Roger A. Leopard in which we agreed to pay each of the directors $1,500 per month and to issue 180,000 shares of our common stock to each of them over a three year period beginning January 20, 2006. To date, 55,000 of the 180,000 shares of our common stock have vested and been delivered to each of Mr. Evett and Mr. Leopard. The remaining 125,000 shares will vest and be delivered to each of them, subject in each case to their continued service as a director, according to the following schedule: 25,000 shares on January 20, 2007 and 25,000 shares each six months thereafter.

Option/SAR Grants in Last Fiscal Year

None.

Stock Option Plans

On January 30, 2006, our board of directors and holders of a majority of our outstanding shares of common stock approved our 2006 Incentive Stock Plan and authorized 5,000,000 shares of Common Stock for issuance of stock awards and stock options thereunder. The plan has been adopted by our board of directors who initially reserved 5,000,000 shares of our common stock for issuance under the plan. Under the plan, options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986 or which are not intended to qualify as Incentive Stock Options thereunder. The primary purpose of the plan is to attract and retain the best available personnel for us by granting stock awards and stock options in order to promote the success of our business and to facilitate the ownership of our stock by our employees. Under the plan, stock awards and options may be granted to our key employees, officers, directors or consultants. To date, no awards have been granted under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of our outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or indirect material interest. We have no policy regarding entering into transactions with affiliated parties.

Mr. Timothy Hart, our Chief Financial Officer, has been providing accounting and financial advisory services to us through his certified public accounting firm, Ullman & Hart CPAs, since February 2005. For the year ended June 30, 2006, we have paid fees totaling approximately $62,533 to Mr. Hart’s firm and issued 10,000 shares of our common stock to Mr. Hart for services provided by Mr. Hart and his firm. Although we have no formal agreement with Mr. Hart or his firm, we anticipate that Mr. Hart will continue to provide accounting and financial advisory services to us through Ullman & Hart CPAs at a rate of $150 per hour on an as-needed basis. In the past, Mr. Hart has worked an average of approximately 8 hours per week for us. We anticipate that Mr. Hart will work approximately 16 hours per week for us in the future.

On October 18, 2005, we entered into a subscription agreement with an existing shareholder, Petrofinanz GmbH, pursuant to which Petrofinanz purchased 133,333 units, at a price of $1.50 per unit, with each unit consisting of one share of our common stock and one 2-year warrant to purchase one share of our common stock at an exercise price of $2.00 per share.

On October 28, 2005, we entered into a subscription agreement with Petrofinanz GmbH pursuant to which Petrofinanz purchased 80,000 units, at a price of $1.25 per unit, with each unit consisting of one share of our common stock and one 2-year warrant to purchase one share of our common stock at an exercise price of $2.00 per share.

On December 22, 2005 we borrowed $100,000 from Petrofinanz GmbH. The loan accrued interest at a rate of 12% annually until August 28, 2006, when we borrowed an additional $500,000 from Petrofinanz pursuant to an amended and restated loan agreement. Interest on the entire loan amount accrues interest at a rate of 10% annually beginning August 28, 2006. We must repay the principal amount of the loan at a rate of $30,000 per month beginning January 28, 2007 and continuing until the February 28, 2008, at which time the entire outstanding principal amount and accrued interest will be due.

On April 19, 2006, we entered into a subscription agreement with Petrofinanz GmbH, pursuant to which Petrofinanz purchased 181,818 shares of common stock at a price of $1.10 per share.

We believe that the related transactions describe above were on terms that we would have received had we entered into such transactions with unaffiliated third parties.

PROPOSAL TWO: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

The Audit Committee of our Board of Directors has appointed the firm of De Meo, Young McGrath as our independent registered public accounting firm for the year ending June 30, 2007. The Board is asking stockholders to ratify this appointment. Although our independent registered public accounting firm is engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Board on a key corporate governance issue. Representatives of De Meo, Young McGrath are not expected to be present at our annual meeting.

Review of the Company's audited financial statements for the fiscal year ended June 30, 2006

The Audit Committee of our Board of Directors met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors' independence from us and our management, and the independent auditors provided to the Board of Directors the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, all of the members of the Audit Committee, whose names are listed below, recommended to our Board of Directors that it approve that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended June 30, 2006, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Roger Leopard
Geoffrey Evett

Audit Fees

For the years ended June 30, 2006 and 2005, our principal accountant billed $15,000 and $9,000 for the audit of our annual financial statements. For the year ended June 30, 2006, our principal accountant billed $15,779 for the review of financial statements included in our Form 10-QSB filings and other SEC filings. For the year ended June 30, 2005, our former principal accountant billed $1,800 for the review of financial statements included in our Form 10-QSB filings.

Audit-Related Fees

There were no fees billed for services related to the performance of the audit or review of our financial statements outside of those fees disclosed above under “Audit Fees” for the years ended June 30, 2006 and 2005.

Tax Fees

For the fiscal years ended June 30, 2006 and 2005, our principal accountant did not render any services for tax compliance, tax advice, and tax planning work.

All Other Fees

There were no other fees billed by our principal accountants other than those disclosed above for the years ended June 30, 2006 and 2005.

Pre-Approval Policies and Procedures

Prior to engaging our accountants to perform a particular service, our board of directors obtains an estimate for the service to be performed. All of the services described above were approved by the board of directors in accordance with its procedures.

OTHER MATTERS

Solicitation of Proxies

We, the company, will pay for the cost of soliciting proxies. Our directors, officers and employees may solicit proxies. They will not be paid for soliciting the proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries in order to forward proxy solicitation materials to beneficial owners of common stock.

Stockholder Proposals for 2007

If you wish to present a proposal for consideration at our 2007 annual meeting, you must send written notice of the proposal to our corporate secretary no later than September 22, 2007. We have not received notice of any stockholder proposals to be presented at this year’s meeting.

If you would like your proposal to be included in next year’s proxy statement, you must submit it to our corporate secretary by no later than July 9, 2007. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include pursuant to the rules of the Securities and Exchange Commission. You may write to our corporate secretary at 100 Crescent Court, 7th Floor, Dallas, Texas 75201 to present a proposal for consideration.

If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf. According to Nevada law, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting, whether in person or by proxy.

Stockholder Communications with Board

Stockholders who wish to communicate with the Chairman or with the independent directors as a group may do so by writing to the corporate secretary at Ignis Petroleum Group, Inc., 100 Crescent Court, 7th Floor, Dallas, Texas 75201. The corporate secretary will forward your communication to the independent directors or Chairman as requested by the stockholder. All appropriate communications addressed to directors will be reviewed by the corporate secretary. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the board. The corporate secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the company.

Code of Business Conduct and Ethics

We have not adopted a Code of Business Conduct and Ethics for directors, officers and employees.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

IGNIS PETROLEUM GROUP, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2006

The undersigned hereby appoint(s) Michael P. Piazza and Patty Dickerson, and each of them, proxies or proxy with full power to each of substitution and revocation, to act and vote all of the undersigned’s shares of Ignis Petroleum Group, Inc. common stock, with all the powers that the undersigned would possess if personally present at the Annual Meeting of Stockholders of Ignis Petroleum Group, Inc. to be held at 11:00 a.m. Central Daylight Time at 100 Crescent Court, 7th Floor, Dallas, Texas 75201 on November 29, 2006, or any resumption of the Annual Meeting after any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters which may properly come before the meeting. This instruction card, when properly executed, will be voted in the manner directed herein by the undersigned. If no instruction is given, this proxy will be voted “FOR” the nominees listed herein and the other proposal listed herein.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMMENDATIONS,
JUST SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark your instruction as indicated in this example:☑

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees:	☐ FOR all nominees (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees
Philipp Buschmann
Geoffrey Lowndes Evett
Roger A. Leopard
Michael P. Piazza

INSTRUCTION:	To withhold authority to vote for any individual nominee, strike through the nominee’s name above.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DE MEO, YOUNG MCGRATH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please check the following box if you plan to attend the annual meeting in person.  ☐

All shares will be voted as directed herein and, unless otherwise directed, will be voted “FOR” Proposal 1 and “FOR” Proposal 2 and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the annual meeting. You may revoke this proxy at any time prior to the time this proxy is voted.

Please sign exactly as your name appears on this Proxy. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. In the case of a corporation, partnership or other entity, the full name of the organization should be used, and the signature should be that of a duly authorized officer or person.

Signature:		Signature:

Date:	, 2006	Date:	, 2006

Please vote, sign, date and promptly return this proxy card in the enclosed pre-addressed envelope.